    4001 Leadenhall Road
    Mt. Laurel, NJ 08054

March 7, 2007

AURORA LOAN SERVICES LLC
Annual Reporting PHH Mortgage (formerly Cendant Mortgage)
10350 Park Meadows Drive
Mailstop 3199
Littleton, CO 80124

Re: Servicer Compliance Statement

Deal Name: LMT 2006-02

Dear Sir and/or Madame:

This statement of compliance is being provided in accordance with Item 1123 of Regulation AB. The Undersigned hereby states that:

1.	I am an authorized officer of PHH Mortgage Corporation (the “Servicer”);

2.	A review of the Servicer’s activities during the period from 03/01/2006 (the “Reporting Period”) and its performance under the Agreement has been made under my supervision; and

3.
To the best of my knowledge, based on such review, except as described in section 3(a) hereto, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

a.
The Servicer did not maintain or provide one of the required monthly reports, specifically the S5L2 Fidelity report, as stated in the transaction agreement(s) for the Reporting period shown in section 2 of this statement.

By:  /s/ Deborah A. Rocchi
Name: Deborah A. Rocchi
Title: Assistant Vice President

    4001 Leadenhall Road
    Mt. Laurel, NJ 08054

March 7, 2007

AURORA LOAN SERVICES LLC
Annual Reporting PHH Mortgage (formerly Cendant Mortgage)
10350 Park Meadows Drive
Mailstop 3199
Littleton, CO 80124

Deal Name: LMT 2006-02

Dear Sir and/or Madame:

Enclosed, please find a Supplemental Statement to the Annual Statement as to Compliance (1123 Statement). This Supplemental Statement is issued pursuant to the Annual Statement as to Compliance (1123 Statement) dated February 28, 2007.

We are providing this supplement to further specify the material instance of noncompliance referred to in paragraph (a) of the Annual Statement of Compliance.

/s/ Deborah A. Rocchi
Deborah A. Rocchi
Assistant Vice President
Date:  March 7, 2007